AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999
                                                 REGISTRATION NO. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            -----------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                             HEXCEL CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

                  DELAWARE                              94-1109521
     (State or Other Jurisdiction of                 (I.R.S. Employer
     Incorporation or Organization)                 Identification No.)

                         ----------------------------

                             TWO STAMFORD PLAZA
                           281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901
            (Address of Principal Executive Offices) (Zip Code)

                            -----------------------

                  HEXCEL CORPORATION INCENTIVE STOCK PLAN
                          (Full Title of the Plan)

                            -----------------------

                           IRA J. KRAKOWER, ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             HEXCEL CORPORATION
                             TWO STAMFORD PLAZA
                           281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901
                               (203)   969-0666
         (Name, Address and Telephone Number, Including Area Code,
                           of Agent for Service)

                                COPIES TO:

                                WAYNE PENSKY
                 VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER
                             HEXCEL CORPORATION
                        5794 WEST LAS POSITAS BLVD.
                        PLEASANTON, CALIFORNIA 94588
                                (925) 847-9500

                            -----------------------


                           CALCULATION OF REGISTRATION FEE
==========================================================================================
    Title of                        Proposed Maximum      Proposed Maximum      Amount of
Securities to be    Amount to be     Offering Price      Aggregate Offering   Registration
   Registered      Registered (1)     Per Share(2)           Price(2)             Fee
------------------------------------------------------------------------------------------
Common Stock, par     700,000            $8.84              $6,188,000         $1720.26
value $0.01 per
share
==========================================================================================

(1) This registration statement (this "Registration Statement") covers additional shares of Common Stock of Hexcel Corporation (the "Registrant") which may be offered or sold from time to time pursuant to the Hexcel Corporation Incentive Stock Plan (as amended, the "Plan"). By virtue of an amendment to the Plan, the number of shares issuable thereunder was increased by 700,000. Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares of the Registrant's Common Stock as may be issuable pursuant to the antidilution provisions of the Plan.
(2) Estimated solely for the purpose of calculating the registration fee. The aggregate offering price has been computed pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended on the basis of the average of the high and low sale prices of the Registrant's Common Stock as reported on the New York Stock Exchange Composite Tape on July 22, 1999, within five business days prior to filing.



                                   PART I
            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.     PLAN INFORMATION.

            Not required to be filed with this Registration Statement.

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

            Not required to be filed with this Registration Statement.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

            The Registrant has previously registered 3,850,000 shares of its Common Stock, $0.01 par value, issuable under the Hexcel Corporation Incentive Stock Plan (as amended, the "Plan"). This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register an additional 700,000 shares issuable under the Plan. The Registrant hereby incorporates by reference Registrant's previous Form S-8 Registration Statement (File No. 333-36163) relating to the Plan, as filed with the Securities and Exchange Commission (the "Commission") on September 23, 1997.

            The following documents, which have been filed by the Registrant with the Commission, are also incorporated by reference in this Registration Statement as of their respective dates:

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

      (b) The Registrant's Proxy Statement dated April 12, 1999 relating to the Registrant's Annual Meeting of Stockholders held on May 20, 1999.

      (c) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

      (d) The Registrant's Current Report on Form 8-K dated January 5, 1999, relating to the proposed issuance of $275 million of senior subordinated notes due 2009 pursuant to Rule144A.

      (e) The Registrant's Current Report on Form 8-K dated January 25, 1999, relating to the Company's fourth quarter and full-year 1998 financial results.

      (f) The Registrant's Current Report on Form 8-K dated March 17, 1999, relating to the closure of the Company's Cleveland, Georgia facility.

      (g) The Registrant's Current Report on Form 8-K dated March 29, 1999, relating to the Company's first quarter 1999 outlook.

      (h) The Registrant's Current Report on Form 8-K dated April 30, 1999, relating to the Company's pro forma and actual business segment data and net sales to third-party customers by product group.

      (i) The Registrant's Current Report on Form 8-K dated June 25, 1999 relating to the commencement by the Company of its offer to exchange any and all of its outstanding 9 3/4% Senior
            Subordinated Notes due 2009 which were sold under Rule 144A.

      (j) The Registrant's Current Report on Form 8-K dated July 6, 1999 relating to the Company's estimated second quarter earnings.

      (k) The Registrant's Current Report on Form 8-K dated July 21, 1999 relating to the Company's second quarter results and the completion of the exchange offer for its 9 3/4% Senior Subordinated Notes due 2009.

      (l) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A relating to the Common Stock, including any amendment or report filed for the purpose of updating such description.

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES.

            Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Set forth below is a description of certain provisions of the General Corporation Law of the State of Delaware (the "GCL"), the Certificate of Incorporation of the Registrant, the By-laws of the Registrant, Strategic Alliance Agreement dated as of September 29, 1995 and amended as of December 12, 1995, among Ciba-Geigy Limited, Ciba-Geigy Corporation and the Registrant (the "Strategic Alliance Agreement"), and the Hexcel Corporation Incentive Stock Plan, as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the GCL, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, the Strategic Alliance Agreement and the Plan, which are incorporated herein by reference.

            The Registrant is a Delaware corporation. Section 145 of the GCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity at another corporation or business organization, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify against the expenses that such officer or director actually and reasonably incurred.

            Section 102(b)(7) of the GCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL (Liability of Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

            The Registrant's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, to the full extent permitted by the GCL. The Registrant's Certificate of Incorporation also provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the GCL; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Registrant.

            The Strategic Alliance Agreement provides that the Registrant's Certificate of Incorporation and By-laws will continue to contain the provisions with respect to indemnification of directors and officers as of the date of the Strategic Alliance Agreement, which provisions will not be amended, repealed or otherwise modified, for a period of six years following the Closing contemplated by the Strategic Alliance Agreement (the "Closing") in any manner that would adversely affect the rights of individuals who at any time prior to the Closing were directors or officers of the Registrant in respect of actions or omissions occurring at or prior to the Closing, except for such modifications as are required by applicable law. In addition, the Strategic Alliance Agreement generally requires the Registrant to indemnify its officers and directors as of the date of the Strategic Alliance Agreement against all losses (including reasonable fees and expenses of counsel) arising out of any claim based in whole or in part on the fact that such person was a director or officer of the Registrant at or prior to the Closing.

            The Registrant maintains, at its expense, an insurance policy which insures the directors and officers of the Registrant, subject to certain exclusions and deductions, against certain liabilities that they may incur in their capacity as such. The Strategic Alliance Agreement provides that for six years after the Closing, the Registrant is generally required to provide directors' and officers' liability insurance for its officers and directors as of the date of the Strategic Alliance Agreement.

            Pursuant to the Plan, no member of the "Committee" (as defined therein) shall be liable for any action or determination made in good faith, and the members of such committee shall be entitled to indemnification in the manner provided in the Registrant's Certificate of Incorporation.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8.     EXHIBITS.

            4.1 Restated Certificate of Incorporation of the Registrant dated June 3, 1996 (filed as Exhibit 1 to the
                  Registrant's Registration Statement on
                  Form 8-A dated July 9, 1996 and incorporated herein by reference).

            4.2 Restated By-laws of the Registrant dated May 23, 1996 (filed as Exhibit 2 to the Registrant's Registration Statement on Form 8-A dated July 9, 1996, Registration No. 1-08472 and incorporated herein by reference).

            4.3 Hexcel Corporation Incentive Stock Plan, as amended and restated on January 30, 1997 and further amended on December 10, 1997 and March 25, 1999.

            5.1 Opinion of Ira J. Krakower, General Counsel of Hexcel Corporation, regarding legality of Common Stock covered by this Registration Statement.

            23.1  Consent of PricewaterhouseCoopers LLP.

            23.2  Consent of Deloitte & Touche LLP.

            23.3  Consent of Ira J. Krakower (included in Exhibit 5.1).

            24.1 Power of Attorney (included on the signature page of this Registration Statement).

            99.1 Registration Statement on Form S-8, Registration No. 333-36163, relating to the Hexcel Corporation Incentive Stock Plan (incorporated herein by reference to Registrant's Form S-8 Registration Statement, File No. 333-36163, dated September 23, 1997).

            99.2 Strategic Alliance Agreement dated as of September 29, 1995 among Hexcel Corporation, Ciba-Geigy Limited and Ciba-Geigy Corporation (incorporated herein by reference to Exhibit 10.F to the Registrant's current report on Form 8-K dated as of October 13, 1995).

ITEM 9.     UNDERTAKINGS.

      (a)   The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

      (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

            Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 22nd day of July, 1999.


                                    HEXCEL CORPORATION
                                   (Registrant)


                                    By: /s/ Ira J. Krakower
                                        ---------------------------------
                                        Ira J. Krakower
                                        Senior Vice President, General
                                        Counsel and Secretary


            KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ira J. Krakower, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in all capacities and on the dates indicated.


SIGNATURE                       TITLE                           DATE
---------                       -----                           ----

/s/ John J. Lee                 Chief Executive Officer;        July 22, 1999
--------------------------      Director
John J. Lee


/s/ Harold E. Kinne             President; Chief Operating      July 22, 1999
--------------------------      Officer; Director
Harold E. Kinne


/s/ Stephen C. Forsyth          Executive Vice President;       July 22, 1999
--------------------------      Chief Financial Officer
Stephen C. Forsyth


/s/ Wayne C. Pensky             Vice President; Controller;     July 22, 1999
--------------------------      Principal Accounting
Wayne C. Pensky                 Officer


/s/ John M.D. Cheesmond         Director                        July 22, 1999
--------------------------
John M.D. Cheesmond


/s/ Marshall S. Geller          Director                        July 22, 1999
--------------------------
Marshall S. Geller


/s/ John J. McGraw              Director                        July 22, 1999
--------------------------
John J. McGraw


/s/ Martin Riediker             Director                        July 22, 1999
--------------------------
Martin Riediker


/s/ Stanley Sherman             Director                        July 22, 1999
--------------------------
Stanley Sherman


                                Director                        July __, 1999
--------------------------
Martin L. Solomon


/s/ Dr. George S. Springer      Director                        July 22, 1999
--------------------------
Dr. George S. Springer




                               EXHIBIT INDEX

Exhibit
-------

4.1 Restated Certificate of Incorporation of the Registrant dated June 3, 1996 (filed as Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated July 9, 1996 and incorporated herein by reference).

4.2 Restated By-laws of the Registrant dated May 23, 1996 (filed as Exhibit 2 to the Registrant's Registration Statement on Form 8-A dated July 9, 1996 and incorporated herein by reference).

4.3 Hexcel Corporation Incentive Stock Plan as amended and restated on January 30, 1997 and further amended on December 10, 1997 and March 25, 1999.

5.1 Opinion of Ira J. Krakower, General Counsel of Hexcel Corporation, regarding legality of Common Stock covered by this Registration Statement.

23.1  Consent of PricewaterhouseCoopers LLP.

23.2  Consent of Deloitte & Touche LLP.

23.3  Consent of Ira J. Krakower (included in Exhibit 5.1).

24.1 Power of Attorney (included on the signature page of this Registration Statement).

99.1 Registration Statement on Form S-8 dated September 23, 1997, Registration No. 333-36163, relating to the Hexcel Corporation Incentive Stock Plan (incorporated herein by reference to Registrant's Form S-8 Registration Statement, Registration No. 333-36163, dated September 23, 1997).

99.2 Strategic Alliance Agreement dated as of September 29, 1995 among Hexcel Corporation, Ciba-Geigy Limited and Ciba-Geigy Corporation (incorporated herein by reference to Exhibit 10.F to the Registrant's current report on Form 8-K dated as of October 13, 1995).